EXHIBIT 4.10

                        Dated the 31st day of July 2006.

                          CHINA NATURAL RESOURCES, INC.
                                 (the "Vendor")

                                       and

                               NGAN CHIU WAI JENNY
                                (THE "PURCHASER")

                                       and

                                 ISENSE LIMITED
                                 (THE "COMPANY")

               ***************************************************
                                  AGREEMENT FOR
                           SALE AND PURCHASE OF SHARES
                                OF ISENSE LIMITED
               ***************************************************



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THIS AGREEMENT             is made the      31st     day of   July  2006

BETWEEN:

(1) CHINA NATURAL RESOURCES, INC., a company incorporated in the British Virgin Islands whose registered office is at Sea Meadow House, Blackburne Highway, P.O. Box 116, Road Town, Tortola, British Virgin Islands (the "Vendor");

(2)      NGAN CHIU WAI JENNY (the "Purchaser"); and

(3) ISENSE LIMITED with its office situated at 16/F., Grandview Commercial Centre, 29-31 Sugar Street, Causeway Bay, Hong Kong (the "Company").

WHEREAS

(A) The Company is a company incorporated in accordance with the laws of the Hong Kong Special Administrative Region ("HKSAR") with limited liabilities and having an authorized capital of HK$10,000.00 divided into 10,000 shares of HK$1.00 par value each, of which 20 shares have been issued and fully paid up.

(B) The Vendor is the beneficial owner of 20 shares of the Company, which comprise of all the fully paid shares in the capital of the Company (the "Sale Shares").

(C) The Company is an integrated marketing company dedicated to providing advertising and promotions services.

(D) The Vendor has agreed to sell to the Purchaser and the Purchaser has agreed to purchase from the Vendor the Sale Shares in the Company upon and subject to the terms and conditions hereinafter appearing.

NOW IT IS HEREBY AGREED as follows :-

1. The Vendor shall sell to the Purchaser and the Purchaser shall purchase from the Vendors the Sale Shares free from all Liens (as hereinafter defined) and with all rights now and hereafter attaching thereto upon and subject to the terms and conditions hereinafter appearing.

2. The purchase price for the Sale Shares shall be the sum of HONG KONG DOLLARS TWO MILLIONS ONLY (HK$2,000,000) (the "Share Price") and the Share Price shall be paid by the Purchaser to the Vendor or its designee on completion.

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3.       Completion of the sale and purchase of the Sale Shares under this
         Agreement shall take place at Room 2105, West Tower, Shun Tak Centre, 200 Connaught Road Central, Sheung Wan, Hong Kong immediately upon signing hereof (the "Completion")

4. The Purchaser has made its due diligence investigation into the business and financial position of the Company. This Agreement is entered into by the Purchaser on the basis that the Purchaser is satisfied with the state of business and financial position of the Company.

5.       Time shall be of the essence in all respects of this Agreement.

6. At the completion of the sale and purchase of the Sale Shares under this Agreement:-

         (a) The Vendor shall sign, execute and deliver to the Purchaser the necessary instruments of transfer and the relevant contract notes together with the relevant Sale Share certificates to effect the sale and purchase of the Sale Shares free from Liens; and

         (b) The Vendor shall deliver to the Purchaser Company's Common Seal, Certificate of Incorporation, Memorandum and Articles of Association, Shareholders and Directors Register, Minutes Book and all records, documents and articles which belong to the Company.

         (c) The Purchaser shall tender the Share Price by delivering the Vendor a cheque issued by a licensed bank of Hong Kong drawn in favour of the Vendor in satisfaction of the Share Price, subject to collection.

7.       The Purchaser represents and warrants to the Vendor that:

         (a) The Purchaser has full power, authority and legal right to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder.

         (b) The execution and delivery of this Agreement by the Purchaser, and the consummation of the transaction contemplated hereby, will not conflict with or result in a breach of any law, regulation, judgment, order or decree applicable to the Purchaser.

8.       The Vendor represents and warrants to the Purchaser that:

           (a) The Vendor is a company duly organized, validly existing and in good standing under the laws of British Virgin Islands and


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                  has corporate power to owns its properties an carry on its business as now being conducted and as proposed to be conducted.

           (b) The Vendor has full power and authority to enter into, execute and deliver this Agreement and to perform fully the obligations hereunder. All action to be taken by or on the part of Vendor to authorize and permit the execution and delivery of this Agreement, the performance by Vendor of its obligations hereunder and thereunder, and the consummation by Vendor of the transaction contemplated herein and therein, has been duly and properly taken.

9. The Vendor hereby warrants and undertakes with the Purchaser and to the intent that the provisions of this clause shall continue to have full force and effect notwithstanding the completion of the sale and purchase in this Agreement, that the Vendor is the beneficial owner of the Sale Shares and has good right to sell and transfer the Sale Shares which are free from any charges, mortgages, liens, encumbrances, debts, equities or other adverse claims or interest (collectively, Liens") and together with all rights now and hereafter attaching or becoming attached thereto including the rights to all dividends and other divisions hereafter paid declared or made in respect thereto.

10. Each party pays its own solicitors' costs. All the stamp duties chargeable on the transfer of the Sale Shares hereunder and all fees for filing and registration of any document with the Companies Registry incidental hereto shall be borne by the Purchaser alone.

11. It is hereby declared that in these presents if the context permits or requires words importing the singular number shall include the plural number and words importing the masculine gender shall include the feminine or neuter gender and vice versa.

12. This Agreement shall be construed and enforced in accordance with the Laws of the Special Administrative Region of Hong Kong of the PRC.

13. This Agreement merges and supersedes all prior and contemporaneous agreements, assurances, representations, and communications between or among the parties hereto concerning the matters set forth herein. This Agreement may not be amended except in a writing signed by each of the parties to this Agreement. This Agreement shall inure to the benefit of, and be binding on, the parties hereto together with their respective legal representatives, successors, and assigns.

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         AS WITNESS the hands of the parties hereto the day and year first above written.

SIGNED  by                                  )
                                            )
                                            )
for and on behalf of CHINA                  )
                                            )
NATURAL RESOURCES, INC.                     )
                                            )
in the presence of :-                       )







SIGNED  by                                  )
                                            )
                                            )
NGAN CHIU WAI JENNY                         )
                                            )
in the presence of :-                       )







SIGNED  by                                  )
                                            )
                                            )
for and on behalf of ISENSE                 )
                                            )
LIMITED in the presence of :                )

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